UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2020
TRICIDA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38558	46-3372526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
7000 Shoreline Court
Suite 201
South San Francisco, CA 94080
(Address of principal executive offices) (Zip Code)
(415) 429-7800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.001 per share	TCDA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.		☐

Item 2.05	Costs Associated with Exit or Disposal Activities.
On October 25, 2020, the Board of Directors of Tricida, Inc. (the “Company”) approved and on October 28, 2020 management began implementing, a restructuring plan to reduce operating costs and better align its workforce with the needs of its business following the completion of the Company’s End-of-Review Type A meeting with the U.S. Food and Drug Administration (“FDA”) on October 20, 2020. The restructuring plan is expected to be completed in the fourth quarter of 2020.
Under the restructuring plan, the Company is reducing its workforce by 93 employees (approximately 60%). Impacted employees below the level of Vice President are eligible to receive severance benefits pursuant to the Company’s 2020 Reduction in Force Severance Benefit Plan which includes a severance payment, a payment towards the cost of COBRA premiums and outplacement services. Impacted employees at the level of Vice President or above are eligible to receive severance benefits pursuant to the Company’s Executive Severance Benefit Plan which includes a severance payment and a payment towards the cost of full COBRA premiums pursuant to the terms of their agreements. In each case, employee severance benefits are contingent upon an impacted employee’s execution (and non-revocation) of a separation agreement, which includes a general release of claims against the Company. The Company expects that the workforce reduction will decrease its annual operating costs by approximately $24.9 million.
In connection with the restructuring, the Company estimates that it will incur aggregate restructuring charges of approximately $13.2 million, which will be recorded primarily in the fourth quarter of 2020, related to one-time termination severance payments and other employee-related costs, contract termination costs and a non-cash write-down of capitalized costs. The cash payments related to the personnel-related restructuring and contract termination charges will be paid during the fourth quarter of 2020 and the first quarter of 2021. The charges that the Company expects to incur in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.
This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the expected costs associated with termination benefits and the financial impact of the reduction in force. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to cost reduction efforts. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction may have an adverse impact on the Company’s development activities. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the Securities and Exchange Commission (the “SEC”), and the Company’s subsequent current reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2020, the Company announced that Susannah Cantrell, Ph.D. will depart from her position as Executive Vice President and Chief Commercial Officer as of the close of business on Friday October 30, 2020. Due to the restructuring, Dr. Cantrell will be eligible to receive benefits upon her departure under, and consistent with, our previously disclosed Executive Severance Plan.

Item 7.01	Regulation FD Disclosure.
On October 29, 2020, the Company's management presented to investors using slides containing the information attached to this Current Report on Form 8-K as Exhibit 99.1 (the “Investor Presentation”) and is incorporated herein by reference.

Item 8.01	Other Events.
On October 29, 2020, the Company issued a press release announcing that it had completed an End-of-Review Type A meeting with the FDA regarding its New Drug Application for veverimer on October 20, 2020. The press release is attached to this Current Report on Form 8-K as Exhibit 99.2 (the "Press Release") and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Investor Presentation
99.2	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2020	TRICIDA, INC.

	By:	/s/ Geoffrey M. Parker
	Name:	Geoffrey M. Parker
	Title:	Chief Financial Officer and Executive Vice President